Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:	David Oro	Shanye Hudson
	Media Relations	Investor Relations
	davidoro@micron.com	shudson@micron.com
	(707) 558-8585	(208) 492-1205

Micron Provides Statement on Fujian Province Patent Litigation

BOISE, Idaho, July 5, 2018 - Micron Technology, Inc., (NASDAQ:MU) announced that the Fuzhou Intermediate People’s Court, Fujian Province, China today notified two Chinese subsidiaries of Micron that it has granted a preliminary injunction against those entities in patent infringement cases filed by United Microelectronics Corporation (UMC) and Fujian Jinhua Integrated Circuit Co. (Jinhua). The patent infringement claims of UMC and Jinhua were filed against Micron in retaliation for criminal indictments filed by Taiwan authorities against UMC and three of its employees and a civil lawsuit filed by Micron against UMC and Jinhua in the United States District Court for the Northern District of California for the misappropriation of Micron trade secrets.

The preliminary injunction enjoins Micron’s Chinese subsidiaries from manufacturing, selling, or importing certain Crucial and Ballistix-branded DRAM modules and solid state drives in China. The affected products make up slightly more than 1% of Micron’s annualized revenues. Since the fourth fiscal quarter is underway, Micron anticipates that the negative impact to revenue this quarter relating to the injunction will be approximately 1%, and the company continues to expect revenue to be within the previously guided range of $8.0 to $8.4 billion. Micron will comply with the ruling while requesting the Fuzhou Court to reconsider or stay its decision.

“Micron is disappointed with the ruling by the Fuzhou Intermediate People’s Court. We strongly believe that the patents are invalid and that Micron’s products do not infringe the patents. The Fuzhou Court issued this preliminary ruling before allowing Micron an opportunity to present its defense,” said Joel Poppen, senior vice president, legal affairs, general counsel and corporate secretary at Micron Technology. “This ruling and other actions by the Fuzhou Court are inconsistent with providing a fair hearing through appropriate legal processes and procedures. Micron has a long-standing history of successful business operations in China, including a significant assembly and test manufacturing facility in Xi’an, as well as deep relationships with many valued China customers. Micron will continue to aggressively defend against these unfounded patent infringement claims while continuing to work closely with its customers and partners.”

In January 2018, UMC and Jinhua filed patent infringement suits in Fujian Province, China against Micron’s China subsidiaries. The lawsuits claim that certain Crucial and Ballistix-branded DRAM modules and solid state drives infringe UMC and Jinhua’s patent rights in China. Each of the asserted patents was originally granted to UMC, a Taiwan-based logic semiconductor foundry that lacks advanced DRAM and NAND flash technology. The patents are not used in Micron’s DRAM and NAND technology or products, and UMC and Jinhua rely on distorted interpretations of the patents and improper evidence to support their false allegations that Micron infringes the patents. Moreover, Micron has submitted compelling evidence to the Patent Review Board of China’s State Intellectual Property Office demonstrating that the patents are invalid because they are directed to technologies that were previously developed and patented in other countries by other technology companies.

The central government of China has often stated that the rights of foreign companies are fairly and equally protected in China. Micron believes the ruling issued by the Fuzhou Court in Fujian Province is inconsistent with this proclaimed policy.

The civil lawsuit filed by Micron against UMC and Jinhua in California is consistent with Micron’s commitment to aggressively protect and enforce its trade secrets and intellectual property worldwide. That litigation is ongoing.

About Micron Technology, Inc.
Micron Technology is a world leader in innovative memory solutions. Through our global brands - Micron, Crucial® and Ballistix® - our broad portfolio of high-performance memory technologies, including DRAM, NAND, NOR Flash and 3D XPoint™ memory, is transforming how the world uses information. Backed by 40 years of technology leadership, Micron's memory solutions enable the world's most innovative computing, consumer, enterprise storage, data center, mobile, embedded, and automotive applications. Micron's common stock is traded on the Nasdaq under the MU symbol. To learn more about Micron Technology, Inc., visit micron.com.